Exhibit 4.10

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

December 19, 2006

i

3.9	Severability	24
3.10	Aggregation of Securities	24
3.11	Arbitration	24
3.12	Amendment and Restatement of Prior Agreement	25

ii

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 19th day of December, 2006, by and among Longtop Financial Technologies Limited, an International Business Company under the laws of the British Virgin Islands (the “Company”), the investors listed on Schedule A hereto (each of which is herein referred to as an “Investor” and collectively, the “Investors”) and each of the individuals listed on Schedule B attached hereto (the “Ordinary Shareholders”).

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Shares (the “Series A Preferred Shares”) and possess registration rights, information rights, rights of first offer and other rights pursuant to an Investors’ Rights Agreement, dated as of June 13, 2006, by and among the Company, the Ordinary Shareholders and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the Holders (as such term is defined in the Prior Agreement) of sixty five percent (65%) of the outstanding Registrable Securities (as such term is defined in the Prior Agreement);

WHEREAS, the Company and the Holders (as such term is defined in the Prior Agreement) of sixty five percent (65%) of the outstanding Registrable Securities (as such term is defined in the Prior Agreement) of the Company desire to amend and restate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

WHEREAS, the Company and certain of the Investors are parties to the Series B Preferred Share Purchase Agreement of even date herewith (the “Series B Agreement”); and

WHEREAS, in order to induce the Investors to purchase Series B Preferred Shares (the “Series B Preferred Shares”, and collectively with the Series A Preferred Shares, the “Preferred Shares”) and invest funds in the Company pursuant to the Series B Agreement, the Existing Investors, the Company and the Ordinary Shareholders hereby agree to amend and restate the Prior Agreement to include the Investors and to amend and restate the rights and obligations set forth therein and that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Ordinary Shares, par value US$0.01 (“Ordinary Shares”) issued or issuable to them and certain other matters as set forth herein;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(b) The term “Cathay” shall mean Cathay IT Financial Services Limited and its affiliates.

(c) The term “Form F-3” means Form F-3 under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) The term “GAAP” means United States generally accepted accounting principles.

(e) The term “Group Company” means the Company and any entity (other than a natural person) (i) that is directly or indirectly controlled by the Company or (ii) whose assets, or portions thereof, are consolidated with the net earnings of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with GAAP.

(f) The term “Holder” means any person owning or having a right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(g) The term “Initial Public Offering” means the Company’s first firm commitment underwritten public offering of its Ordinary Shares (including American Depositary Receipts representing such shares) registered under the Act where the shares are subsequently traded primarily on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another comparable exchange or marketplace approved by the Board of Directors of the Company (the “Board of Directors”).

(h) The term “1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(i) The term “Qualified Public Offering” means the Company’s sale of its Ordinary Shares in a firm commitment underwritten public offering where the shares are subsequently traded on the Stock Exchange of Singapore, the Hong Kong Stock Exchange, the London Stock Exchange, one of the five largest exchanges in the European Union (as calculated by trading volume) or on any other exchange that is approved by Tiger, resulting in gross cash proceeds to the Company (before underwriting discounts, commissions and fees) of at least US$30,000,000.

(j) The terms “register,” “registered,” and “registration” refer to a registration (including, but not limited to, a registration of American Depository Receipts) effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(k) The term “Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares, (ii) the Ordinary Shares beneficially owned by Cathay as of the date hereof (as adjusted for any share splits, share dividends and the like) and (iii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) or (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his, her or its rights under this Section 1 are not assigned.

(l) The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Ordinary Shares outstanding that are, and the number of Ordinary Shares issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(m) The term “Rule 144” shall mean Rule 144 promulgated under the Act, as such rule may be amended from time to time, or any successor or substitute rule, law or provision.

(n) The term “Rule 144(k)” shall mean subsection (k) of Rule 144.

(o) The term “SEC” shall mean the United States Securities and Exchange Commission.

(p) The term “Tiger” shall mean Tiger Global Private Investment Partners III, L.P., Tiger Global Private Investment Partners IV, L.P. and their affiliates.

1.2 Request for Registration.

(a) (i) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after six (6) months following the effective date of the registration statement for the Initial Public Offering, a written request from Cathay or its transferee (for purposes of this Section 1.2, the “Cathay Initiating Holder”) that the Company file a registration statement under the Act covering the registration of Registrable Securities for an underwritten public offering with anticipated gross proceeds of at least US$10,000,000 in the aggregate, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use its best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(ii) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after six (6) months following the effective date of the registration statement for the Initial Public Offering, a written request from the Holders of a majority of the Registrable Securities issued or issuable upon the conversion of the Preferred Shares then outstanding (for purposes of this Section 1.2, the “Preferred Initiating Holder” and, together with the Cathay Initiating Holder, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities for an underwritten public offering with anticipated gross proceeds of at least US$10,000,000 in the aggregate, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use its best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) The right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to such Holders pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) with respect to a registration initiated pursuant to section 1.2(a)(i), after the Company has effected one (1) registration pursuant to Section 1.2(a)(i), and such registration has been declared or ordered effective, provided that any such registration shall be deemed to have been “effected” where, after the requested registration statement has been filed but prior to effectiveness, Holders withdraw their Registrable Securities from such registration such that after such withdrawals the dollar threshold specified in Section 1.2(a)(i) is no longer met, other than as a result of their becoming aware of material adverse information concerning the business or financial condition of the Company which was not known to them prior to the date of their request; or

(iii) with respect to a registration initiated pursuant to section 1.2(a)(ii), after the Company has effected one (1) registration pursuant to Section 1.2(a)(ii), and such registration has been declared or ordered effective, provided that any such registration shall be deemed to have been “effected” where, after the requested registration statement has been filed but prior to effectiveness, Holders withdraw their Registrable Securities from such registration such that after such withdrawals the dollar threshold specified in Section 1.2(a)(ii) is no longer met, other than as a result of their becoming aware of material adverse information concerning the business or financial condition of the Company which was not known to them prior to the date of their request; or

(iv) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all its best efforts to cause such registration statement to become effective; or

(v) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form F-3 pursuant to Section 1.4 hereof; or

(vi) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that, in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its shareholders for such registration to be effected at such time, in which event the Company shall have the right to defer such registration for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not permit any other registration by the Company to be used for sale of any securities of the Company for the account of itself or any other shareholder during such ninety (90) day period (other than a registration relating solely to the sale of securities in a Company share plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered).

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration statement filed by the Company for shareholders other than the Holders) any of its securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities in a Company share plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use its best efforts to cause to be included in such registration all of the Registrable Securities requested to be so included by each such Holder.

(b) Right to Terminate Registration. The Company shall have the right, in its sole discretion, to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital securities requiring notification by the Company to the Holders, as described in Section 1.3(a) above, the Company shall not be required under this Section 1.3 to include any Holder’s securities in such underwriting unless such Holder accepts the terms of the underwriting agreement in customary form (as agreed upon between the Company and the underwriter or underwriters selected by the Company (or by other persons entitled to select the underwriters)) with such underwriter or underwriters, and then only such quantity of the Holders’ securities as the underwriters may advise will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters may advise is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters may advise will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other selling shareholders’ securities have been excluded in the same manner. In the event that the underwriters advise that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Initial Public Offering, in which case the amount of securities of the selling Holders included in the offering may be reduced on the basis and as advised by the underwriters as provided above, including completely, if, no other shareholder’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single selling Holder, and any pro rata reduction with respect to such selling Holder, shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4 Form F-3 Registration. In case the Company shall receive from the Holders of any Registrable Securities (for purposes of this Section 1.4, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to the proposed resale from time to time on a delayed or continuous basis all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use its best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i) if Form F-3 is not available for such offering by the Holders; or

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$1,000,000; or

(iii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.4 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not permit any other registration by the Company to be used for sale of any Ordinary Shares for the account of itself or any other shareholder during such ninety (90) day period (other than a registration relating solely to the sale of securities in a Company share plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered); or

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form F-3 for the Holders pursuant to this Section 1.4; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration or qualification, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(vi) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 1.3 above, provided that the Company is actively pursuing such Company-initiated registration.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders, provided that the Company may satisfy its obligations under this Section 1.4 by amending (to the extent permitted by applicable law) any registration statement on Form F-3 previously filed by the Company under the Act so that such registration statement (as amended) permits the disposition of all of the Registrable Securities so requested to be registered as contemplated by this Section 1.4. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall (except as otherwise indicated in any particular provision) as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of thirty five percent (35%) of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement during the period for which the registration statement is required to be kept effective for such purpose under this Section 1;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states or other jurisdictions of the United States as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant to this Section 1 to be listed on or admitted for quotation to any national securities exchange or trading system in the United States on which Ordinary Shares are then listed or admitted for quotation; and

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 1, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board of Directors:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors has authorized negotiations;

(ii) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its shareholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.5, the applicable time period during which such registration statement is required to remain effective under the provisions of this Section 1 shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders as a group shall be borne by the Company.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and shareholders of each Holder any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any United States state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any third party claim relating to any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in light of the circumstances under which they were made or (ii) any violation or alleged violation by the Company of the Act, the 1934 Act, any United States state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any United States state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable for indemnity under this subsection 1.9(a) in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of any such Holder, underwriter, controlling person or other aforementioned person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder, underwriter, controlling person or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder, underwriter, controlling person or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the most current prospectus would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its director nominees and officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any United States state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any United States state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any third party claim relating to any Violation, in each case to the extent (and only to the extent) that such Violation either (i) occurs in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration or (ii) relates to any failure of such Holder to deliver to a purchaser of Registrable Securities from such Holder a copy of the most current prospectus at or prior to the written confirmation of the sale of the shares to such person, if the delivery of such most current prospectus is then required and would have cured the Violation; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying Holder (which consent shall not be unreasonably withheld), and provided further that in no event shall any indemnity under this subsection l.9(b) exceed the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such loss, liability, claim, damage or expense. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the registration statement for the Initial Public Offering;

(b) file with the SEC in a timely manner all reports and other documents if and to the extent required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations under this Agreement) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, member, parent, partner, limited partner, retired member, retired partner or shareholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for share splits, share dividends, combinations or the like), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of sixty five percent (65%) of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include any of such securities (a) in any registration filed under Section 1.2 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not result in a breach of the Company’s obligations under Section 1.3 hereof, by reducing the amount of the Registrable Securities of the Holders that are included beyond that permitted under Section 1.3 or otherwise.

1.13 “Market Stand-Off” Agreement.

(a) Each Ordinary Shareholder and Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the earlier of the date of the final prospectus relating to the Company’s Initial Public Offering or closing of the Company’s Qualified Public Offering (the “Lockup Start Date”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares held immediately prior to the Lockup Start Date, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise (such period, the “Market Standoff Period”). The foregoing provisions of this Section 1.13 shall apply only to the Company’s Initial Public Offering or Qualified Public Offering of equity securities, whichever occurs first, and shall only be applicable to the Holders and Ordinary Shareholders if all officers, directors and greater than one percent (1%) shareholders of the Company enter into similar agreements, to the extent requested by the managing underwriter. The underwriters in connection with the Company’s Initial Public Offering or Qualified Public Offering, as the case may be, are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Public Offering or Qualified Public Offering, as the case may be, that are consistent with this Section 1.13 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders and other persons subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(b) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.13):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S INITIAL PUBLIC OFFERING OR QUALIFIED PUBLIC OFFERING, AS THE CASE MAY BE, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL PURCHASERS OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the Initial Public Offering or Qualified Public Offering, whichever occurs first or (ii) as to any Holder, such earlier time after the Initial Public Offering at which such Holder (A) can sell all shares held by it in compliance with Rule 144(k) or (B) holds one percent (1%) or less of the Company’s outstanding Ordinary Shares and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any ninety (90) day period without registration in compliance with Rule 144.

2. Covenants of the Company and Certain Shareholders.

2.1 Delivery of Financial Statements. The Company shall deliver to each Investor:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited and certified by independent public accountants of internationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter, an unaudited balance sheet as of the end of such fiscal quarter;

(c) as soon as practicable, but in any event at least thirty (30) days prior to the beginning of each fiscal year, a budget and business plan for the upcoming fiscal year, prepared on a quarterly basis, in reasonable detail and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(d) with respect to the financial statements called for in subsection (b) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(e) such other information relating to the financial condition, shareholding, business or corporate affairs of the Company as the Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (d) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection. The Company shall permit each Qualifying Investor (as defined below), subject to customary confidentiality agreements, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all as may be reasonably requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information or subject to customary confidentiality agreements.

2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect (i) upon the consummation of the first to occur of an Initial Public Offering, Qualified Public Offering or a Liquidation Event, as that term is defined in the Company’s Second Amended and Restated Memorandum and Amended and Restated Articles of Association (as amended from time to time) and (ii) as to any Investor, at such time as such Investor holds, together with its affiliates, Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) representing less than 1% of the Company’s outstanding Ordinary Shares, including for this purpose any Ordinary Shares issuable pursuant to then exercisable or convertible securities.

2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Investor, so long as such Investor holds, together with its affiliates, Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) representing one percent (1%) or more of the Company’s outstanding Ordinary Shares, including for this purpose any Ordinary Shares issuable pursuant to then exercisable or convertible securities (a “Qualifying Investor”) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, the term “Qualifying Investor” includes any general partners and affiliates of an Investor. A Qualifying Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital securities (“Shares”), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 3.6 (“Notice”) to the Qualifying Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company within fifteen (15) calendar days after the giving of Notice, each Qualifying Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of the Preferred Shares) held by such Qualifying Investor as of the date immediately prior to the issuance of such Shares (such date being the “Measuring Date”) bears to the total number of shares of Ordinary Shares outstanding as of the Measuring Date including for this purpose any Ordinary Shares issuable pursuant to then exercisable or convertible securities. The Company shall promptly, in writing, inform each Qualifying Investor that elects to purchase all the Shares available to it (a “Fully-Exercising Investor”) of any other Qualifying Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each

Fully-Exercising Investor may elect to purchase that portion of the Shares for which Qualifying Investors were entitled to subscribe, but which were not subscribed for by the Qualifying Investors, that is equal to the proportion that the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) held by such Fully-Exercising Investor as of the Measuring Date bears to the total number of shares of Ordinary Shares of the Company outstanding as of the Measuring Date including for this purpose any Ordinary Shares issuable pursuant to then exercisable or convertible securities.

(c) The Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining Shares as to which Investors either do not have first offer rights pursuant to this Section 2.4 or have not purchased pursuant to such rights to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Qualifying Investors in accordance herewith.

(d) The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of up to 2,000,000 Ordinary Shares (or options therefor) (as adjusted for any share splits, share dividends and the like) to employees, officers, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by either the Board of Directors, including the Preferred Shares Director (as defined below) (the parties acknowledge and agree that prior to the date hereof such approval has been obtained as to options or other equity incentive securities with respect to 2,000,000 Ordinary Shares, which options or other equity incentive securities are either outstanding or available for issuance as of the date hereof) or by holders of a majority of the then outstanding Preferred Shares (the “Required Approval”); (ii) the issuance of securities pursuant to a bona fide public offering of Ordinary Shares, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, options, warrants or other rights, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of securities or otherwise that receives the Required Approval, (v) the issuance of securities, warrants or any other securities or rights to persons or entities with which the Company has or is developing business relationships, provided such issuances are primarily for other than equity financing purposes and receive the Required Approval, (vi) Ordinary Shares issued pursuant to a share split, share dividend or similar reorganization and (vii) securities issued or issuable to financial institutions or lessors in connection with commercial credit arrangements or similar transactions that receives the Required Approval. In addition to the foregoing, the right of first offer in this Section 2.4 shall not be applicable with respect to any Investor in any offering of Shares if (i) at the time of such offering, the Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of Regulation D, promulgated under the Act, and (ii) such offering of Shares is otherwise being offered only to accredited investors.

(e) The rights provided in this Section 2.4 may not be assigned or transferred by any Investor; provided, however, that an Investor that is a venture capital fund may assign or transfer such rights to an affiliated venture capital fund; provided further, that such affiliated venture capital fund agrees in writing to be bound by the provisions hereof.

(f) The covenants set forth in this Section 2.4 shall terminate and be of no further force or effect upon the consummation of a Qualified Public Offering.

2.5 Voting and Election of Directors; Designation and Election of Preferred Shares Director.

(a) The Ordinary Shareholders and the Investors shall vote at a regular or special meeting of shareholders (or by written consent) such shares that they own (or as to which they have voting power) to ensure that the size of the Board shall be set and remain at seven (7) directors.

(b) Subject to Section 2.18 below, for so long as the Preferred Shares represent, on a fully converted basis (as adjusted for any share splits, share dividends and the like), five percent (5%) or more of the Company’s outstanding Ordinary Shares, including for this purpose any Ordinary Shares issuable pursuant to any exercisable or convertible securities, options, warrants or other rights, the holders of a majority of the then outstanding Preferred Shares shall be entitled to (i) elect one member of the Board of Directors (the “Preferred Shares Director”) (who shall initially be Xiaohong Chen), and (ii) at each election of the Preferred Shares Director, elect one Preferred Shares Director; and for the avoidance of doubt, the holders of Ordinary Shares shall not be entitled to vote in the election of the Preferred Shares Director of the Company at any election.

(c) Subject to the right of Cathay to elect one member of the Board of Directors pursuant to that certain Subscription Agreement, dated November 5, 2004, between the Company, Cathay, Bloomwell International Limited, Concentra Holdings Limited, Jia Xiao Gong, Lian Wei Zhou and Cathay Capital Holdings, L.P., as amended from time to time and subject to Section 2.5(b), the holders of Preferred Shares and Ordinary Shares (voting together as a single class and on an as-converted basis) shall be entitled to elect five (5) directors of the Company at any election of directors.

(d) If, at any time, the Holders of Registrable Securities hold greater than fifty percent (50%) of the then-outstanding Ordinary Shares of the Company (on an as-converted basis), then each of Tiger Global Private Investment Partners III, L.P., Tiger Global Private Investment Partners IV, L.P., Scott Shleifer, Feroz Dewan and Lee Fixel (each, a “Tiger Holder”) agrees, as to all of the Ordinary Shares, Series A Preferred Shares, Series B Preferred Shares and any and all other securities of the Company acquired by such Tiger Holder after the date hereof or that may be issued upon conversion of any of the foregoing securities owned by such Tiger Holder, together with any securities issued to such Tiger Holder upon any exchange, stock split, stock dividend, recapitalization or the like (the “Tiger Shares”), to vote all such Tiger Shares in accordance with the following:

(i) At each annual meeting of the shareholders of the Company, or at any meeting of the shareholders of the Company at which members of the Board of Directors of the Company are to be elected, or whenever members of the Board of Directors are to be elected by written consent, such Tiger Holder hereby agrees, for the purpose of electing directors, to vote or act with respect to all of the Tiger Shares held or controlled by such Tiger Holder, whether or not cumulative voting is in effect, to elect whomever may be designated for election to the Board of Directors by Jia Xiaogong and Lian Weizhou other than the Preferred Shares Director, the election of which is governed by the terms and conditions of Section 2.5 (the “Management Directors”).

(ii) Except with respect to matters that are subject to the Required Approval (as defined in the Company’s Second Amended and Restated Memorandum of Association and Articles of Association (as amended from time to time)) or require the approval of the holders of a majority of the then-outstanding Preferred Shares pursuant to the applicable laws of the British Virgin Islands, each Tiger Holder agrees to vote or act by written consent in a manner that is consistent with the vote or action by written consent of the Board of Directors unless such vote or action by written consent would violate any law or regulation of the United States, the British Virgin Islands, PRC or any other jurisdiction.

2.6 Permits, Licenses and Certificates. Each Group Company shall obtain and maintain all necessary permits, licenses and certificates to operate its respective business in compliance with all applicable laws, of which the failure to obtain and maintain is reasonably likely to have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company and the Group Companies taken as a whole (as such businesses are currently conducted or are proposed to be conducted from time to time) (a “Material Adverse Effect”).

2.7 Controlled Foreign Corporation. Following the Closing (as defined in the Series B Agreement), the Company shall not, without the written consent of holders of sixty five percent (65%) of the Ordinary Shares (on an as-converted basis) held by the Investors (on an as converted fully-diluted basis), issue or transfer securities in the Company if the Company’s tax advisors determine that, following such issuance or transfer (a) it is more likely than not that one or more of the Group Companies will be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) and (b) an Investor (or a partner, member, shareholder or other equityholder of an Investor) will more likely than not be a “United States Shareholder” (“US Shareholder”) within the meaning of Section 951(b) of the Code. Each Group Company shall on at least an annual basis request advice of its tax advisors regarding its status as a CFC, regarding the status of any Investor (or any partner, member, shareholder or other equityholder of any Investor) as a US Shareholder with respect to such Group Company and regarding whether any portion of such Company’s income is more likely than not to be “Subpart F income” (“Subpart F Income”) within the meaning of Section 952 of the Code. Each Investor shall reasonably cooperate with the Company to provide information about such Investor (and, in the case of an Investor that is an entity formed outside of the United States, about the partners, members, shareholders or other equityholders of such Investor) in order to enable the Company’s tax advisor’s to determine the status of such Investor (or such investor’s partners, members, shareholder or other equityholders) as a US Shareholder. In the event that one or more Group Companies are determined by the Company’s tax advisors to more likely than not be a CFC, Company agrees (i) to use commercially reasonable efforts to cause each such Group Company to avoid generating Subpart F Income, (ii) to the extent permitted by law, to annually make dividend distributions to any such Investor in an amount equal to the amount of any income of a Group Company deemed distributed to such Investor (or to any partner, member, shareholder or other equityholder of such Investor) pursuant to Section 951(a) of the Code multiplied by the maximum marginal rate of federal, state and local income tax applicable to such income to a hypothetical resident of New York City, and (iii) to provide such Investor with such other Group Company information as may be reasonably required by such Investor to report its pro rata portion of such Group Company’s Subpart F Income on its United States federal income tax return, or to allow such Investor to otherwise reasonably comply with applicable United States federal income tax laws (the “CFC Disclosure Notification”).

2.8 Passive Foreign Investment Company. To the knowledge of the Company, no Group Company will be at any time during the calendar year in which the Closing occurs, a “passive foreign investment company” within the meaning of Section 1297 of Code (a “PFIC”). The Group Companies shall use their commercially reasonable efforts to avoid being classified as a PFIC. Each Group Company shall at least on an annual basis request advice of its tax advisors regarding its status as a PFIC, and if such Group Company is informed by its tax advisors that it has more likely than not become a PFIC, or that there is a more likely than not likelihood of such Group Company being classified as a PFIC for any taxable year, the Company shall promptly notify Investor of such status or risk, as the case may be (the “PFIC Status Notification”). In connection with a “Qualified Electing Fund” election made by Investor pursuant to Section 1295 of the Code or a “Protective Statement” filed by Investor pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to Investor in the form provided in the attached PFIC Exhibit (attached hereto as Exhibit A) as soon as reasonably practicable following the end of each taxable year of the Investor (but in no event later than 90 days following the end of each such taxable year), and shall provide Investor with such other Group Company information as may be reasonably required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement (the “PFIC Information Notification”). In the event that an Investor who has made a “Qualified Electing Fund” election (and has delivered to the Company evidence of such election in a form reasonably satisfactory to the Company) must include in its gross income for a particular taxable year its pro rata share of the Group Companies’ earnings and profits pursuant to Section 1293 of the Code, the Company agrees, to the extent permitted by law, to make a dividend distribution to such Investor (no later than 90 days following the end of the Investor’s taxable year or, if later, 90 days after the Company is informed by Investor that Investor has been required to recognize such an income inclusion) in an amount equal to the amount of its pro rata share of the Group Companies’ earnings and profits pursuant to Section 1293 of the Code included by such Investor multiplied by the maximum marginal rate of federal, state and local income tax applicable to such income to a hypothetical resident of New York City with respect to such income.

2.9 Subsidiary Covenants. The Company shall institute and maintain arrangements reasonably satisfactory to the Board of Directors (including the Preferred Shares Director, if any) such that the Company (i) will control the operations of any direct or indirect subsidiary or entity controlled by the Company and (ii) will be permitted to properly consolidate the financial results for such entity in consolidated financial statements for the Company prepared under GAAP. Subject to applicable law, the composition of the board of directors of each such subsidiary of or entity controlled by the Company (each a “Subsidiary Board”), whether now in existence or formed in the future, shall be reasonably acceptable to the Board of Directors (including the Preferred Shares Director, if any). The Company shall, and shall cause any subsidiaries or entities it controls to, comply in all material respects with the US Foreign Corrupt Practices Act, as amended.

2.10 Preservation of Existence. Unless approved by the Board of Directors, including the Preferred Shares Director, if any, the Company shall, and shall cause each Group Company, to:

(a) preserve and maintain in full force and effect its existence and good standing under the laws of its jurisdiction of formation or organization where the failure to do so is reasonably likely to have a Material Adverse Effect;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, applications, licenses, permits and franchises where the failure to do so is reasonably likely to have a Material Adverse Effect;

(c) conduct its business in the ordinary course in accordance with sound business practices, keep its properties in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its properties to the extent commercially reasonable so that the efficiency of its business operation shall be reasonably maintained and preserved;

(d) comply in all material respects with all applicable laws, ordinances, rules and regulations, as well as judicial interpretations and decisions and with the directions of any governmental authority or regulatory body having jurisdiction over the Group Companies or their respective businesses or properties, where the failure to so comply would have a Material Adverse Effect;

(e) keep true books and records and accounts in which full and correct entries will be made of all of its business transactions, and to reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP and consistent with prior business practice; and

(f) file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by a governmental authority or regulatory body and that, if not timely filed, would have a Material Adverse Effect.

2.11 Filings and Registrations with PRC Authorities. The Company and the Ordinary Shareholders shall ensure that all filings and registrations with the PRC authorities required with respect to the Group Companies and the Ordinary Shareholders, respectively, including without limitation, the registrations with the Ministry of Commerce, the Ministry of Information Industry, the Ministry of Science and Technology, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, customs authorities, product registration authorities and the local counter part of each of the aforementioned governmental authorities, as applicable, shall be duly completed in accordance with the relevant rules and regulations where the failure to do so would have a Material Adverse Effect.

2.12 Additional Tax Matters.

(a) The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the company is treated as a corporation for United States federal income tax purposes.

(b) The Company shall make due inquiry with its tax advisors on at least an annual basis regarding whether Investor’s interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code (and the Company shall duly inform Investor of the results of such determination), and in the event that the Company’s tax advisors or the Investor’s tax advisors determine that the Investor’s interest in the Company is subject to any such reporting requirements, the Company agrees, upon a request from such Investor, to provide such information to such Investor as may be necessary to fulfill such Investor’s obligations thereunder.

2.13 SAFE Requirements. The Company shall require each Ordinary Shareholder and other shareholders of capital securities of the Company who are deemed PRC domestic residents to complete all necessary procedures for the amendment of overseas investment related foreign exchange registration and record filing procedures with the State Administration of Foreign Exchange within thirty (30) days of the date after the Closing with respect to the current shareholders and as promptly as practicable, and in any event within thirty (30) days of such shareholder’s acquisition of the Company’s capital securities, with respect to shareholders that acquire the Company’s capital securities in the future.

2.14 Director and Officers Liability. So long as the holders of Preferred Shares have the right to elect a Preferred Shares Director, the Company shall use its best efforts to obtain and maintain in full force and effect liability insurance for the Company’s directors and officers, assuming such coverage is available at commercially reasonable rates.

2.15 Expense Reimbursement. The Company shall reimburse all non-employee members of the Board of Directors and any other board or comparable governing body of the Company or any Group Company for all reasonable travel expenses incurred in connection with their service as members of any such governing body.

2.16 Termination of Certain Covenants. The covenants set forth in Sections 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11 and 2.12 shall terminate and be of no further force or effect upon the consummation of the first to occur of an Initial Public Offering, a Qualified Public Offering or a Liquidation Event, as that term is defined in the Company’s Second Amended and Restated Articles of Association (as amended from time to time); provided, however, that, for so long as Tiger holds Registrable Securities with an aggregate value of at least US$5,000,000, the Company’s obligations with respect to the CFC Disclosure Notification and the PFIC Status Notification in Sections 2.9 and 2.10, respectively, shall survive the consummation of an Initial Public Offering or Qualified Public Offering; and provided further that, during the Market Standoff Period, for so long as Tiger holds Registrable Securities with an aggregate value of at least US$5,000,000 and Tiger is unable to dispose of or otherwise transfer its Ordinary Shares as a result of Section 1.13, the Company’s obligation with respect to the PFIC Information Notification shall also survive the consummation of an

Initial Public Offering or Qualified Public Offering. Notwithstanding anything to the contrary in the immediately preceding sentence, following the first to occur of an Initial Public Offering or a Qualified Public Offering neither the Company nor any of its officers or agents shall disclose any material non-public information about the Company to Tiger, and neither Tiger nor any of its officers or agents will solicit any material non-public information from the Company.

3. Miscellaneous.

3.1 Jurisdiction. The registration provisions of this Agreement are drafted primarily in contemplation of an Initial Public Offering in the United States of America, which the parties recognize may or may not actually occur. The parties agree as follows:

(a) In the event the Company completes an Initial Public Offering in the United States of America in the form of American Depositary Receipts (representing American Depositary Shares), rather than Ordinary Shares, the term “Registrable Securities” and the provisions of this Agreement in respect of Registrable Securities shall apply mutatis mutandis to such American Depositary Receipts, with appropriate adjustments, if any, to give effect to the intention of the parties in such provisions; and

(b) In the event the Company does not complete an Initial Public Offering in the United States of America, but rather completes an initial public offering of Ordinary Shares, and the listing or admission for quotation of Ordinary Shares on a securities exchange or quotation system, in a jurisdiction outside the United States of America, the Company shall use its best efforts to seek such authorizations, approvals or qualifications, make such filings, effectuate such registrations, and take such other actions as may be reasonably required under the applicable securities laws and regulations of such jurisdiction and the applicable rules of such securities exchange or quotation system in order for the Holders to be able to freely sell, under such laws and regulations, all or part of their Registrable Securities from time to time. The foregoing obligations of the Company shall be subject to the terms and conditions of Sections 1.6, 1.7, 1.8, 1.9, 1.11, 1.12 and 1.14, applying mutatis mutandis, with appropriate adjustments, if any, to give effect to the intention of the parties in such provisions. The parties further agree that they will act and cooperate in good faith to give effect to the intention of the parties as provided in Sections 1.2, 1.3, 1.4 and 1.5 hereof.

3.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities), and as used herein, the term “Investor” shall also refer to such successors, assigns and transferees. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 3.5).

3.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.8 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders of sixty five percent (65%) of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

3.10 Aggregation of Securities. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.11 Arbitration. Any controversy between the Company, the Ordinary Shareholders and the Investors involving any claim arising out of or relating to this Agreement will be submitted to and be settled by final and binding arbitration in the City and State of New York, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by one arbitrator chosen by the Company, the Ordinary Shareholders and the Investors within twenty (20) days of any party sending written notice to the other parties of initiation of arbitration, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The arbitrator shall not award punitive, exemplary, multiple or consequential damages. In the absence of fraud, any decision and award rendered by the arbitrator shall be final and binding on all parties, shall not be subject to appeal except as provided by law and may be entered and enforced in any court having jurisdiction.

3.12 Amendment and Restatement of Prior Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be amended and restated and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

	By:	/s/ Xiaogong JIa
	Name:	Xiaogong Jia
	Title:	Director

Address:	P.O. Box 957, Offshore Incorporations Centre,
Road Town, Tortola, British Virgin Islands

SIGNATURE PAGE TO THE AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

ORDINARY SHAREHOLDERS:

WELL ACTIVE INTERNATIONAL LIMITED

	By:	/s/ Weizhou Lian
	Name:	Weizhou Lian
	Title:	Director

Address:	P.O. Box 3444, Road Town, Tortola, British Virgin Islands

BLOOMWELL INTERNATIONAL LIMITED (BVI)

	By:	/s/ Xiaogong Jia
	Name:	Xiaogong Jia
	Title:	Director

Address:	OMC Chambers, P.O. Box 3152, Road Town,
Tortola, British Virgin Islands

SIGNATURE PAGE TO THE AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

CONCENTRA HOLDINGS LIMITED (BVI)

	By:	/s/ Weizhou Lian
	Name:	Weizhou Lian
	Title:	Director

Address:	OMC Chambers, P.O. Box 3152, Road Town,
Tortola, British Virgin Islands

SIGNATURE PAGE TO THE AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

INVESTORS:

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS III, L.P.

	By:	Tiger Global PIP Performance III, L.P.
its General Partner

	By:	Tiger Global PIP Management III, Ltd.
its General Partner

	By:	/s/ Scott Shleifer
	Name:	Scott Shleifer
	Title:	Managing Director

Address:	101 Park Avenue, 48th Floor New York, NY 10178

SIGNATURE PAGE TO THE AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS IV, L.P.

	By:	Tiger Global PIP Performance IV, L.P.
its General Partner

	By:	Tiger Global PIP Management IV, Ltd.
its General Partner

	By:	/s/ Scott Shleifer
	Name:	Scott Shleifer
	Title:	Managing Director

Address:	101 Park Avenue, 48th Floor New York, NY 10178

SIGNATURE PAGE TO THE AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

/s/ Scott Shleifer
Scott Shleifer

Address:	101 Park Avenue, 48th Floor
New York, NY 10178

/s/ Feroz Dewan
Feroz Dewan

Address:	101 Park Avenue, 48th Floor
New York, NY 10178

/s/ Lee Fixel
Lee Fixel

Address:	101 Park Avenue, 48th Floor
New York, NY 10178

SIGNATURE PAGE TO THE AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

CATHAY IT FINANCIAL SERVICES LIMITED

	By:	/s/ Hermann Leung
	Name:	Hermann Leung
	Title:	Director

Address:	14/F, St. John’s Building, 33 Garden Road,
Hong Kong

SIGNATURE PAGE TO THE AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

Schedule A

Schedule of Investors

Tiger Global Private Investment Partners III, L.P.

Tiger Global Private Investment Partners IV, L.P.

Scott Shleifer

Feroz Dewan

Lee Fixel

Cathay IT Financial Services Limited

Schedule B

Schedule of Ordinary Shareholders

Well Active International Limited

Bloomwell International Limited (BVI)

Concentra Holdings Limited (BVI)

Exhibit A

PFIC Exhibit

Annual Information Statement

(1)	☐	This questionnaire applies to the taxable year of Longtop Financial Technologies Limited (the “Company”) beginning on January 1, 20 , and ending on December 31, 20 .

(2)	☐	PLEASE CHECK HERE IF 75% OR MORE OF THE COMPANY’S GROSS INCOME CONSTITUTES PASSIVE INCOME.

Passive income: For purposes of this test, passive income includes:

• Dividends, interests, royalties, rents and annuities, excluding, however, rents and royalties which are received from an unrelated party in connection with the active conduct of a trade or business.

• Net gains from the sale or exchange of property—

o which gives rise to dividends, interest, rents or annuities (excluding, however, property used in the conduct of a banking, finance or similar business, or in the conduct of an insurance business);

o which is an interest in a trust, partnership, or REMIC; or

o which does not give rise to income.

• Net gains from transactions in commodities.

• Net foreign currency gains.

• Any income equivalent to interest.

Look-through rule: if the Company owns, directly or indirectly, 25% of the share by value of another corporation, the Company must take into account its proportionate share of the income received by such other corporation.

(3)	☐	PLEASE CHECK HERE IF THE AVERAGE FAIR MARKET VALUE DURING THE TAXABLE YEAR OF PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE FAIR MARKET VALUE OF ALL OF THE COMPANY’S ASSETS.

Note: This test is applied on a gross basis; no liabilities are taken into account.

Passive Assets: For purposes of this test, “passive assets” are those assets which generate (or are reasonably expected to generate) passive income (as defined above). Assets which generate partly passive and partly non-passive income are considered passive assets to the extent of the relative proportion of passive income (compared to non-passive income) generated in a particular taxable year by such assets. Please note the following:

• A trade or service receivable is non-passive if it results from sales or services provided in the ordinary course of business.

• Intangible assets that produce identifiable items of income, such as patents or licenses, are characterized in terms of the type of income produced.

• Goodwill and going concern value must be identified to a specific income producing activity and are characterized in accordance with the nature of that activity.

• Cash and other assets easily convertible into cash are passive assets, even when used as working capital.

• Shares and securities (including tax-exempt securities) are passive assets, unless held by a dealer as inventory.

Average value: For purposes of this test, “average fair market value” equals the average quarterly fair market value of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the share by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.

(4)	☐	PLEASE CHECK HERE IF (A) MORE THAN 50% OF THE COMPANY’S SHARES (BY VOTING POWER OR BY VALUE) IS OWNED BY FIVE OR FEWER U.S. PERSONS OR ENTITIES AND (B) THE AVERAGE AGGREGATE ADJUSTED TAX BASES (AS DETERMINED UNDER U.S. TAX PRINCIPLES) DURING THE TAXABLE YEAR OF THE PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE AGGREGATE ADJUSTED TAX BASES OF ALL OF THE COMPANY’S ASSETS.

Average value: For purposes of this test, “average aggregate adjusted tax bases” equals the average quarterly aggregate adjusted tax bases of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the shares by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.

(5)	[INVESTOR] HAS THE FOLLOWING PRO-RATA SHARE OF THE ORDINARY EARNINGS AND NET CAPITAL GAIN OF THE COMPANY AS DETERMINED UNDER U.S. INCOME TAX PRINCIPLES FOR THE TAXABLE YEAR OF THE COMPANY:

Ordinary Earnings: (as determined under U.S. income tax principles)

Net Capital Gain: (as determined under U.S income tax principles)

Pro Rata Share: For purposes of the foregoing, the shareholder’s pro rata share equals the amount that would have been distributed with respect to the shareholder’s shares if, on each day during the taxable year of the Company, the Company had distributed to each shareholder its pro rata share of that day’s ratable share (determined by allocating to each day of the year, an equal amount of the Company’s aggregate ordinary earnings and aggregate net capital gain for such year) of the Company’s ordinary earnings and net capital gain for such year. Determination of a shareholder’s pro rata share will require reference to the Company’s charter, certificate of incorporation, articles of association or other comparable governing document.

(6)	The amount of cash and fair market value of other property distributed or deemed distributed by Company to [Investor] during the taxable year specified in paragraph 1. is as follows:

Cash:

Fair Market Value of Property:

(7)	Company will permit [Investor] to inspect and copy Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.

The foregoing representations are true and accurate as of the date hereof. If in any respect such representations shall cease to be true and accurate, the undersigned shall give immediate notice of such fact to [Investor].

Longtop Financial Technologies Limited

By:
Name:
Title:

Date: